Exhibit 19.1

Policy Against Insider Trading and Securities Fraud

1	Guidelines with Respect to Certain Transactions in Company Securities

This Policy describes the standards of Neonode Inc. and its subsidiaries (collectively, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of Material Nonpublic Information (as defined below).

2	Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants, notes and debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. It applies to all employees of the Company, all officers of the Company, all members of the Company’s Board of Directors, and all consultants and contractors to the Company who receive or have access to Material Nonpublic Information regarding the Company. This group of people and their family members are sometimes referred to in this Policy as “Insiders”. Family members of any person include family residing with such person, any other person in such person’s household, any other family member whose transactions in Company securities are directed by such person or subject to such person’s influence or control, and any controlled affiliate of such person.

This policy is intended to prevent even the appearance of improper trading on the part of anyone employed by or associated with the Company. Accordingly, any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known.

3	Statement of Policy

3.1	General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information and the misuse of Material Nonpublic Information in securities trading.

Neonode Inc.	Visiting Address	Contact Information
Box 24071	Karlavägen 100	info@neonode.com
SE-115 26 Stockholm	SE-115 26 Stockholm	www.neonode.com
Sweden	Sweden	linkedin.com/company/neonode

3.2	Specific Policies

3.2.1	Trading on the Basis of Material Nonpublic Information

No director, officer or employee of, or designated consultant or contractor to, the Company, or any of their respective family members, shall engage in any transaction involving the Company’s securities, including any offer to purchase or offer to sell, during any period commencing on the date that he or she becomes aware of Material Nonpublic Information concerning the Company, and ending at the close of business on the first Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material unless the transaction is completed pursuant to a written pre-determined trading program that (a) meets the requirements of Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended; (b) is adopted and/or amended when he or she did not possess Material Nonpublic Information or was not otherwise restricted from trading; and (c) is promptly filed upon initiation and/or amendment with the Company’s Chief Financial Officer (hereinafter referred to as a “Rule 10b5-1 Trading Plan”). It is the current policy of the Company, unless otherwise approved in advance by the Company’s Chief Financial Officer, that Rule 10b5-1 Trading Plans may not be adopted or amended during the first month of each fiscal quarter.

As used herein, the term “Trading Day” shall mean a day on which the Nasdaq Stock Market (“NASDAQ”) is open for trading.

3.2.2	Tipping

No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading or in recommending or advising others to trade in the securities of the Company, nor shall such Insider or other person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3.2.3	Confidentiality of Nonpublic Information

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. Directors, officers, employees, consultants, and contractors should not discuss internal Company matters or developments with anyone outside the Company, except as required in the performance of their regular employment, service or assignment duties, nor should Company matters be discussed in public or quasi-public areas where conversations may be overheard. This prohibition also applies to inquiries about the Company, which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through designated authorized individuals. If directors, officers, employees, consultants, or contractors receive inquiries of this nature they should decline comments and refer the inquirer directly to the appropriate officer (i.e., the Chief Executive Officer or the Chief Financial Officer).

3.2.4	Certain Exceptions

The exercise of stock options for cash under any Company equity incentive plan and the purchase of any shares under any stock purchase plan are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or plan. The Policy does apply, however, to any sale of stock acquired upon the exercise of any such option or pursuant to a stock purchase plan, including, any sale as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. The mandatory automatic sale of the Company’s common stock by an officer or employee of, or consultant or contractor to, the Company, to cover taxes due as a result of the vesting of restricted stock units (hereinafter “Automatic Sales”) and any transactions made pursuant to a Rule 10b5-1 Trading Plan (a “Rule 10b5-1 Transaction”) shall be exempt from this Policy.

Neonode Inc.	Visiting Address	Contact Information
Box 24071	Karlavägen 100	info@neonode.com
SE-115 26 Stockholm	SE-115 26 Stockholm	www.neonode.com
Sweden	Sweden	linkedin.com/company/neonode

3.2.5	Mandatory Pre-notification Procedure; Section 16 Reporting Requirements

Directors and certain designated executive officers (“Section 16 Officers”) are subject to additional restrictions and reporting requirements under U.S. federal securities law. Any transactions in the Company’s securities by directors and Section 16 Officers, together with their family members, must be reported to the U.S. Securities and Exchange Commission (the “SEC”) within two business days of the transaction date in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended.

In connection with these requirements, the Company has implemented a mandatory pre-notification procedure. No director or Section 16 Officer, together with their family members, may engage in any transaction involving the Company’s securities (including a purchase or sale, a stock plan transaction such as an option exercise, a gift, a loan or pledge or hedge, a contribution to a trust, or any other transfer) without first notifying the Company at least two days in advance of the proposed transaction. This notification should be made by e-mail or in writing to the Chief Financial Officer and should include the details of all transactions involving the Company’s securities the same day of effecting the transaction (in the case of a purchase or sale, the trade date, not the settlement date) so that the necessary report can be filed with the SEC by the deadline. Although these reports are the personal responsibility of the reporting person and are not the responsibility of the Company; the Company will assist with making the necessary filings on behalf of the reporting person, if authorized by the reporting person, so long as the necessary information is provided to the Company within the required timeframe and in the manner as set forth above.

4	Potential Criminal and Civil Liability and/or Disciplinary Action

4.1	Liability for Insider Trading

Insiders who enter into transactions on the basis of Material Nonpublic Information may be subject under United States Federal law to a number of significant penalties, including: a civil penalty of up to three times the profit gained or loss avoided; a criminal fine of up to $5,000,000 (no matter how small the profit); and a jail term of up to twenty years. Additionally, supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to a civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the violation.

4.2	Liability for Tipping

Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Large penalties have been imposed upon persons who have disclosed such information to others, even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (FINRA) use sophisticated surveillance techniques to uncover insider trading.

Neonode Inc.	Visiting Address	Contact Information
Box 24071	Karlavägen 100	info@neonode.com
SE-115 26 Stockholm	SE-115 26 Stockholm	www.neonode.com
Sweden	Sweden	linkedin.com/company/neonode

4.3	Possible Disciplinary Actions

Employees of the Company (including officers) who violate this Policy may be subject to disciplinary action by the Company, which may include i termination of employment for cause. Consultants and contractors who violate this Policy may have their relationship with the Company terminated.

5	Guidelines

5.1	Trading Window for Directors, Officers and Certain Designated Employees

The period beginning after the 15th day of the last month of a fiscal quarter and ending at the close of business on the Trading Day following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for engaging in transactions in the Company’s securities from a securities law perspective. This sensitivity is due to the fact that officers, directors and certain other employees of the Company will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter. Accordingly, to ensure compliance with this Policy and applicable United States federal and state securities laws, all directors, officers and certain designated employees, listed on a separate appendix to this Policy (which may be amended from time to time by the Chief Executive Officer and Chief Financial Officer of the Company in their sole discretion), having access to the Company’s internal financial statements or other Material Nonpublic Information relating to the Company’s financial results (“Covered Persons”), and their respective family members, must refrain from conducting transactions in the Company’s securities during this period, except for Automatic Sales and Rule 10b5-1 Transactions, unless otherwise approved in advance by the Company’s Chief Financial Officer. Covered Persons must limit their purchases and sales of the Company’s securities to the period commencing at the close of business on the first Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the end of the 15th day of the last month of the fiscal quarter (or, if such day is not a Trading Day, the end of the last Trading Day preceding such day) (the “Trading Window”). The purpose behind the “Trading Window” guideline is to help establish a diligent effort to avoid any improper transaction (or even the appearance of an improper transaction).

From time to time, the Company may also recommend that Covered Persons and other designated persons suspend trading (other than Automatic Sales and Rule 10b5-1 Transactions, except under limited circumstances) because of material developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction (except for Automatic Sales and Rule 10b5-1 Transactions, unless otherwise instructed) involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even during a Trading Window, any Insider possessing Material Nonpublic Information concerning the Company should not engage in any transaction, except for Automatic Sales or Rule 10b5-1 Transactions, in the Company’s securities until such information has been known publicly for at least one Trading Day, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window should not be considered to be within a “safe harbor,” and all Insiders should use good judgment at all times.

Neonode Inc.	Visiting Address	Contact Information
Box 24071	Karlavägen 100	info@neonode.com
SE-115 26 Stockholm	SE-115 26 Stockholm	www.neonode.com
Sweden	Sweden	linkedin.com/company/neonode

5.2	Preclearance of Trades by Covered Persons

The Company has determined that all Covered Persons, together with their family members, should refrain from entering into any transaction in the Company’s securities, except for Automatic Sales and other Rule 10b5-1 Transactions, even during a Trading Window, without first complying with the Company’s “preclearance” process. Each Covered Person should contact the Chief Financial Officer prior to engaging in any trade in the Company’s securities.

5.3	Individual Responsibility

The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction, except for Automatic Sales and other Rule 10b5-1 Transactions, in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

6	Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information (i) relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), or (ii) relating to the Company if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell or hold stock of other companies, including business partners, in each case when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All Insiders should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

7	Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell or hold the Company’s securities. Insiders should assume that any information, positive or negative, is material if it might affect the Company’s stock price or otherwise be of significance to an investor in determining whether to purchase, sell or hold the Company’s stock.

Neonode Inc.	Visiting Address	Contact Information
Box 24071	Karlavägen 100	info@neonode.com
SE-115 26 Stockholm	SE-115 26 Stockholm	www.neonode.com
Sweden	Sweden	linkedin.com/company/neonode

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results

●	Projections of future earnings or losses or changes in such projections

●	Actual changes in earnings

●	Results of product development

●	News of a pending or proposed merger, acquisition, joint venture or tender offer

●	News of the disposition of a subsidiary or of material assets

●	Impending bankruptcy or financial liquidity problems

●	Gain or loss of a substantial customer or supplier

●	Changes in dividend policy

●	New product announcements of a significant nature

●	Significant product defects or modifications

●	Significant increases or decreases in customers

●	Significant changes in net and gross adds in customers

●	Significant pricing changes

●	Stock splits

●	Calls, redemptions, or purchases of the company’s securities by the Company

●	New equity or debt offerings

●	Significant litigation exposure due to actual or threatened litigation

●	Changes in senior management or other major personnel changes.

●	Nonpublic information is Information that has not been previously disclosed to the general public and is otherwise not available to the general public.

8	Additional Prohibited Transactions

The Company considers it improper and inappropriate for any director, officer or employee to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and employees, and their respective family members, may not engage in any of the following transactions:

8.1	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and may signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Neonode Inc.	Visiting Address	Contact Information
Box 24071	Karlavägen 100	info@neonode.com
SE-115 26 Stockholm	SE-115 26 Stockholm	www.neonode.com
Sweden	Sweden	linkedin.com/company/neonode

8.2	Publicly Traded Option

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director, officer or employee is trading based on Material Nonpublic Information. Transactions in options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

8.3	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, all directors, officers and employees of the Company are prohibited from engaging in such transactions.

8.4	Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, directors, officers and employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Company’s General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

8.5	Post-Termination Transactions

Any person in possession of Material Nonpublic Information when their employment or assignment terminates, may not trade in Company securities until that Information has become public or is no longer material.

9	Section 16 “Short-Swing” Profit Rules – Directors and Officers

Directors and Section 16 Officers of the Company are also subject to the “short-swing” profit rules set forth in Section 16(b) of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that directors and Section 16 Officers who purchase and then sell or sell and then purchase the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, nor the receipt of stock under an employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16(b).

10	Policy Subject to Revision

The Company may change or otherwise revise the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material changes or revisions to this Policy.

11	Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Chief Financial Officer

Neonode Inc.	Visiting Address	Contact Information
Box 24071	Karlavägen 100	info@neonode.com
SE-115 26 Stockholm	SE-115 26 Stockholm	www.neonode.com
Sweden	Sweden	linkedin.com/company/neonode